Exhibit 4.9

AMENDMENT NO. 7
TO THE GADZOOKS, INC.
1992 INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN

     The Gadzooks, Inc. 1992 Incentive and Nonstatutory Stock Option Plan, as amended (the "Plan") is hereby amended as follows, effective March 30, 2000:

1.	The first paragraph of Section 3 of the Plan is hereby amended in its entirety to read as follows:

3. Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of shares which may be optioned and sold under the Plan is the excess of 2,100,000 shares of Common Stock over the number of shares (as appropriately adjusted pursuant to Section 11 hereof) that have, prior to March 30, 2000, been optioned, sold or otherwise properly subtracted from the maximum number of shares available under the Plan. The Shares may be authorized, but unissued, or reacquired Common Stock.

2.	Section 13(a)(i) of the Plan is hereby amended in its entirety to read as follows:
(i) An increase in the number of Shares subject to the Plan above 2,100,000 Shares, other than in connection with an adjustment under Section 11 of the Plan;

          In witness whereof, the Company has caused its duly authorized officer to execute this Amendment No. 7 as of the 30th day of March, 2000.

GADZOOKS, INC.

By: /s/ James A. Motley ___________________________ Title: Vice President, Chief Financial Officer and Secretary